Exhibit 99

Marine Products Corporation Reports Second Quarter 2010 Financial Results

ATLANTA, July 28, 2010 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended June 30, 2010.  Marine Products is a leading manufacturer of fiberglass boats under two brand names: sterndrive and inboard pleasure boats by Chaparral, including Premiere Sport Yachts, SSi Wide Techs, SSX Bowriders, Sunesta Wide Techs and Xtreme Towboats, Signature Cruisers, and outboard sport fishing boats by Robalo.

For the quarter ended June 30, 2010, Marine Products generated net sales of $31,677,000 compared to $8,188,000 last year.  The increase in net sales was due to a significant increase in the number of boats sold and lower retail incentive costs as compared to the prior year, partially offset by a 14.3 percent decrease in the average selling price per boat.  Prior year net sales included the recognition of a significant amount of estimated incentive costs related to boats sold in prior periods.  The decrease in average selling price per boat was principally due to the sale of fewer Premiere Sport Yachts during the quarter, as well as a change in model mix in our Sunesta and Signature Cruiser lines.

Gross profit for the quarter was $6,597,000, or 20.8 percent of net sales, compared to a gross loss of $3,968,000 in the prior year.   The increase in gross profit in the second quarter of 2010 resulted from higher sales, lower retail incentive costs, and increased efficiencies due to higher production levels.  We operated at significantly higher production levels compared to the prior year in response to retail demand for new models and lower dealer inventories.

Operating profit for the quarter was $2,532,000 compared to an operating loss of $6,310,000 in the second quarter of last year.  The Company’s operating profit increased compared to the prior year due to higher net sales and gross profit, partially offset by higher selling, general and administrative expenses compared to the prior year.  Selling, general and administrative expenses increased to $4,065,000 in the second quarter compared to $2,342,000 in the prior year.  As a percentage of net sales, selling, general and administrative expenses decreased from 28.6 percent in the prior year to 12.8 percent in the current quarter due to leverage of fixed costs over higher net sales.

Net income for the quarter ended June 30, 2010 was $2,465,000 compared to a net loss of $3,835,000 in the prior year.  Net income increased compared to the prior year due to higher operating profit, partially offset by an increase in the income tax provision and slightly lower interest income.   Earnings per share for the quarter were $0.07 compared to $0.11 loss per share in the prior year.

2nd Quarter 2010 Press Release

Net sales for the six months ended June 30, 2010 were $56,170,000, a 162.0 percent increase compared to the first six months of 2009.  Net income for the six-month period was $2,385,000 or $0.07 earnings per share compared to net loss of $6,321,000 or $ 0.18 loss per share in the prior year.

Richard A. Hubbell, Marine Products’ Chief Executive Officer stated, “Lean dealer inventories benefited Marine Products Corporation during the second quarter.  Sales to dealers of all of our models increased in the second quarter of 2010 as compared to the prior quarter and the prior year.  Our higher production and resulting production efficiencies, as well as substantially lower dealer incentives and our continued cost containment efforts, have allowed us to achieve profitability during the second quarter of 2010.

“Although unit sales to our dealers during the quarter increased significantly year over year and increased by more than 25 percent sequentially, our field inventories have continued to decrease compared to the end of the first quarter of 2010 as well as at the same time last year.  We are pleased by the result of our efforts to reduce dealer inventories, which improves their financial condition and allows them to accept new updated products when the retail selling environment improves.   We believe it is particularly important to maintain appropriate dealer inventories at the present time, because the retail selling environment for our products remains weak.  We agree with most industry estimates that U.S. retail boat sales will decline 10 to 20 percent in 2010 as compared to 2009.  In addition to the prolonged recession, we believe there is additional weakness in the Gulf of Mexico markets, as a number of dealers are reducing their orders in response to the decreased tourism and the ongoing cleanup efforts resulting from the oil spill that occurred in April.

“The 2011 model year officially started in late June.  Our annual dealer meeting will occur in August, and we believe that our dealers will respond positively to our new models.  However, given the uncertainty caused by fluctuating consumer confidence and the continued industry-wide depressed retail selling environment, we plan to reduce production during the third quarter in order to maintain an acceptable level of dealer inventories and preserve the value of our brands.  A strong balance sheet, continued confidence in the strength and positioning of our dealer network, and favorable impact from new dealers who have joined us within the past year are all key factors in our emerging successfully from current economic and environmental conditions,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, July 28, 2010 at 8:00 a.m. Eastern Time to discuss the results of the second quarter.  Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ Web site at www.marineproductscorp.com.  The live conference call can also be accessed by calling (888) 713-4495 or (913) 312-1510 and using the conference ID #3351624.

A replay of the conference call will be available in the investor relations section of Marine Products’ Web site beginning approximately two hours after the call.

2nd Quarter 2010 Press Release

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and inboard pleasure boats; Premiere Sport Yachts; and Robalo sport fishing boats, and continues to diversify its product line through product innovation and is prepared to consider strategic acquisition targets.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our agreement with industry estimates that U.S. retail boat sales will decline in 2010; our belief that there is additional weakness in the Gulf of Mexico markets; our plan to reduce production during the third quarter and our ability to maintain an acceptable level of dealer inventories and preserve the value of our brands; our ability to emerge successfully from current economic and environmental conditions; and our belief that we are prepared to capitalize on opportunities to increase our market share and to generate superior financial performance to build long-term shareholder value.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products' network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2009.

For information contact:
BEN M. PALMER	JIM LANDERS
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-7910	(404) 321-2162
irdept@marineproductscorp.com	jlanders@marineproductscorp.com

2nd Quarter 2010 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended June 30, (Unaudited)	Second Quarter			Six Months
	2010	2009	% BETTER (WORSE)	2010	2009	% BETTER (WORSE)
Net Sales	$31,677	$8,188	286.9%	$56,170	$21,438	162.0%
Cost of Goods Sold	25,080	12,156	(106.3)	46,128	26,020	(77.3)
Gross Profit (Loss)	6,597	(3,968)	N/M	10,042	(4,582)	N/M
Selling, General and Administrative Expenses	4,065	2,342	(73.6)	7,913	6,485	(22.0)
Operating Profit (Loss)	2,532	(6,310)	N/M	2,129	(11,067)	N/M
Interest Income	290	382	(24.1)	598	837	(28.6)
Income (Loss) Before Income Taxes	2,822	(5,928)	N/M	2,727	(10,230)	N/M
Income Tax Provision (Benefit)	357	(2,093)	N/M	342	(3,909)	N/M
Net Income (Loss)	$2,465	$(3,835)	N/M %	$2,385	$(6,321)	N/M %

EARNINGS (LOSS) PER SHARE
Basic	$0.07	$(0.11)	N/M %	$0.07	$(0.18)	N/M %
Diluted	$0.07	$(0.11)	N/M %	$0.07	$(0.18)	N/M %

AVERAGE SHARES OUTSTANDING
Basic	36,182	36,074		36,165	35,996
Diluted	36,703	36,074		36,653	35,996

2nd Quarter 2010 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At June 30, (Unaudited)	(in thousands)
	2010	2009
ASSETS
Cash and cash equivalents	$8,961	$10,143
Marketable securities	15,476	20,291
Accounts receivable, net	2,445	1,411
Inventories	25,958	12,699
Income taxes receivable	-	4,480
Deferred income taxes	1,192	753
Prepaid expenses and other current assets	1,196	1,317
Total current assets	55,228	51,094
Property, plant and equipment, net	12,811	13,900
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	25,595	25,224
Deferred income taxes	3,521	2,646
Other assets	4,960	4,618
Total assets	$105,888	$101,255

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$5,149	$1,036
Accrued expenses and other liabilities	10,882	9,645
Total current liabilities	16,031	10,681
Pension liabilities	5,108	5,343
Other long-term liabilities	400	450
Total liabilities	21,539	16,474
Common stock	3,709	3,689
Capital in excess of par value	-	-
Retained earnings	81,398	82,218
Accumulated other comprehensive loss	(758)	(1,126)
Total stockholders' equity	84,349	84,781
Total liabilities and stockholders' equity	$105,888	$101,255